EXHIBIT 10.8

ENVIRONMENTAL INDEMNITY AGREEMENT

THIS ENVIRONMENTAL INDEMNITY AGREEMENT (this “Agreement”), which is dated as of November 15, 2007, is executed by THE PRIVATE RESIDENCES, LLC, a Delaware limited liability company (“Borrower”), and BEHRINGER HARVARD OPPORTUNITY REIT I, INC., a Maryland corporation (“Guarantor”), as a condition of, and to induce BANK OF AMERICA, N.A., a national banking association (“Administrative Agent”) and certain other lenders (collectively, the “Lenders”) now or hereafter made a party to the Loan Agreement (as herein defined) to make, a construction loan (the “Loan”) to Borrower evidenced or to be evidenced by a Promissory Note made by Borrower payable to the order of Administrative Agent in the face principal amount of $58,800,000.00 (the “Note”).  The Loan is secured or to be secured by a Deed of Trust, Security Agreement, Fixture Filing and Financing Statement (the “Deed of Trust”) dated of even date herewith encumbering certain real and personal property as therein described (collectively, the “Property”), including the land described in Exhibit A which is attached hereto and made a part hereof.

1.             Certain Definitions.  As used in this Agreement:

“Claim” means any controversy or claim between one or more Obligors and Administrative Agent, whether arising in contract or tort or by statute, that arises out of or relates to this Agreement, including any renewals, extensions or modifications hereof.

“Cut-Off Date” means the earlier of the following two dates: (a) the date on which the indebtedness and obligations secured by the Deed of Trust have been paid and performed in full and the Deed of Trust has been released; or (b) the date on which the lien of the Deed of Trust is fully and finally foreclosed or a conveyance by deed in lieu of such foreclosure is fully and finally effective and possession of the Property has been given to and accepted by the purchaser or grantee free of occupancy and claims to occupancy by Obligors and their heirs, devisees, representatives, successors and assigns; provided, however, that if such payment, performance, release, foreclosure or conveyance is challenged in proceedings under any Debtor Relief Law or otherwise, the Cut-Off Date shall be deemed not to have occurred until such challenge is validly released, dismissed with prejudice or otherwise barred by law from further assertion.

“Debtor Relief Law” means any federal, state or local law, domestic or foreign, as now or hereafter in effect relating to bankruptcy, insolvency, liquidation, receivership, reorganization, arrangement, composition, extension or adjustment of debts, or any similar law affecting the rights of creditors.

“Default” has the same meaning ascribed to the term “Event of Default” in the Deed of Trust and includes any breach of any covenant, representation or warranty and any other default under this Agreement, subject to any applicable notice and cure period.

“Default Rate” has the meaning ascribed to such term in the Note.

“Environmental Assessment” means a report (including all drafts thereof) of an environmental assessment of the Property of such scope as may be reasonably requested by

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Administrative Agent or another Indemnified Party, including the taking of soil borings and air and groundwater samples and other above- and below-ground testing, by a consulting firm reasonably acceptable to such Indemnified Party and made in accordance with the established guidelines of such Indemnified Party.

“Environmental Claim” means any investigative, enforcement, cleanup, removal, containment, remedial or other private or governmental or regulatory action at any time threatened, instituted or completed pursuant to any applicable Environmental Requirement, against Borrower or any Obligor against or with respect to the Property or any condition, use or activity on the Property (including any such action against Administrative Agent and any other Lender), and any claim at any time threatened or made by any person against any Obligor or against or with respect to the Property or any condition, use or activity on the Property (including any such action against Administrative Agent and any other Lender), relating to damage, contribution, cost recovery, compensation, loss or injury resulting from or in any way arising in connection with any Hazardous Material or any Environmental Requirement.

“Environmental Damages” means all claims, demands, liabilities (including strict liability), losses, damages (including consequential damages), causes of action, judgments, penalties, fines, costs and expenses (including fees, costs and expenses of attorneys, consultants, contractors, experts and laboratories), of any and every kind and character, contingent or otherwise, matured or unmatured, known or unknown, foreseeable or unforeseeable, made, incurred, suffered, brought, or imposed at any time and from time to time, and arising in whole or in part from any of the following matters, regardless of whether caused by an Obligor or a tenant or subtenant, or a prior owner of the Property or its tenant or subtenant, or any third party:

(a)           The presence of any Hazardous Material on the Property, or any escape, seepage, leakage, spillage, emission, release, discharge or disposal of any Hazardous Material on or from the Property, or the migration or release or threatened migration or release of any Hazardous Material to, from or through the Property, on or before the Cut-Off Date; or

(b)           Any act, omission, event or circumstance existing or occurring in connection with the handling, treatment, containment, removal, storage, decontamination, clean-up, transport or disposal of any Hazardous Material which is or was present on the Property on or before the Cut-Off Date; or

(c)           The breach of any representation, warranty, covenant or agreement contained in this Agreement because of any event or condition occurring or existing on or before the Cut-Off Date; or

(d)           Any violation on or before the Cut-Off Date, of any Environmental Requirement in effect on or before the Cut-Off Date, regardless of whether any act, omission, event or circumstance giving rise to the violation constituted a violation at the time of the occurrence or inception of such act, omission, event or circumstance; or

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(e)           Any Environmental Claim, or the filing or imposition of any environmental lien against the Property, because of, resulting from, in connection with, or arising out of any of the matters referred to in clauses (a) through (d) preceding.

Without limiting the generality of the foregoing, “Environmental Damages” includes: (i) the investigation or remediation of any such Hazardous Material or violation of any such Environmental Requirement, including the preparation of any feasibility studies or reports and the performance of any cleanup, remediation, removal, response, abatement, containment, closure, restoration, monitoring or similar work required by any Environmental Requirement or necessary to have full use and benefit of the Property as contemplated by the Loan Documents (including any of the same in connection with any foreclosure action or transfer in lieu thereof); (ii) injury or damage to any person, property or natural resource occurring on or off the Property and constituting an Environmental Claim, including the cost of demolition and rebuilding of any improvements on real property; (iii) all liability to pay or indemnify any person or governmental authority for costs expended in connection with any of the matters included within this definition of Environmental Damages; (iv) the investigation and defense of any claim, whether or not such claim is ultimately defeated; and (v) the settlement of any claim or judgment.

“Environmental Law” means any federal, state or local law, statute, ordinance, code, rule, regulation, license, authorization, decision, order, injunction, decree, or rule of common law, and any judicial interpretation of any of the foregoing, which pertains to health or safety (as they relate to exposure to, or the presence of, Hazardous Materials), any Hazardous Material, or the environment (including ground or air or water or noise pollution or contamination, and underground or aboveground tanks) and shall include the Solid Waste Disposal Act, 42 U.S.C. § 6901 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq. (“CERCLA”), as amended by the Superfund Amendments and Reauthorization Act of 1986 (“SARA”); the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; and any other state or federal environmental statutes, and all rules, regulations, orders and decrees now or hereafter promulgated under any of the foregoing, as any of the foregoing now exist or may be changed or amended or come into effect in the future.

“Environmental Requirement” means any Environmental Law, agreement or restriction (including any condition or requirement imposed by any insurance or surety company), as the same now exists or may be changed or amended or come into effect in the future, which pertains to health or safety (as they relate to exposure to, or the presence of, Hazardous Materials), any Hazardous Material, or the environment, including ground, air, water or noise pollution or contamination, and underground or aboveground tanks.

“Hazardous Material” means any substance, whether solid, liquid or gaseous: (a) which is listed, defined or regulated as a “hazardous substance”, “hazardous waste” or “solid waste”, or otherwise classified as hazardous or toxic, in or pursuant to any Environmental Requirement; or (b) which is or which contains asbestos, radon, any polychlorinated biphenyl, urea formaldehyde foam insulation, explosive or radioactive material, or motor fuel or other

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petroleum hydrocarbons; or (c) which causes or poses a threat to cause a contamination or nuisance on the Property or any adjacent property or a hazard to the environment or to the health or safety of persons on the Property by virtue of exposure thereto or the presence thereof.

“Indemnified Party” means each of the following persons and entities: (a) Administrative Agent, the other Lenders, or any subsequent holder of the Note; (b) Trustee; (c) any persons or entities owned or controlled by, owning or controlling, or under common control or affiliated with, Administrative Agent, the other Lenders, any subsequent holder of the Note, and/or Trustee; (d) any participants and co-lenders in the Loan; (e) the directors, officers, partners, employees, attorneys and agents of each of the foregoing persons and entities; and (f) the heirs, personal representatives, successors and assigns of each of the foregoing persons and entities.

“Loan Agreement” means that certain Construction Loan Agreement dated of even date herewith, executed by Administrative Agent, Syndication Agent, Borrower, and the other Lenders now or hereafter made a party thereto, as hereafter amended or modified.

“Loan Documents” has the meaning ascribed to such term in the Deed of Trust.

“Obligor” means any individual Borrower or Guarantor and “Obligors” means some or all of the persons and entities comprising Borrower and/or Guarantor, collectively.

“On” or “on”, when used with respect to the Property or any property adjacent to the Property, means “on, in, under, above or about.”

“Syndication Agent” means National City Bank.

“Trustee” means the Trustee under the Deed of Trust.

2.             Representations and Warranties.  Except as otherwise disclosed in the Environmental Assessment delivered to Administrative Agent in connection with the Loan, each Obligor, after due inquiry and investigation in accordance with good commercial or customary practices to determine whether contamination is present on the Property or elsewhere in connection with any activity on the Property, hereby represents and warrants to, and covenants with, Administrative Agent and the other Lenders, without regard to whether Administrative Agent or the other Lenders has or hereafter obtains any knowledge or report of the environmental condition of the Property, as follows:

(a)           During the period of Borrower’s ownership of the Property, the Property has not been used for industrial or manufacturing purposes, for landfill, dumping or other waste disposal activities or operations, for generation, storage, use, sale, treatment, processing, recycling or disposal of any Hazardous Material (except in commercially reasonable amounts and related to Borrower’s operation and renovation of the Property), for underground or aboveground storage tanks, or for any other use that could give rise to the release of any Hazardous Material on the Property; to the best of Obligors’ knowledge, no such use of the Property occurred at any time prior to the period of Borrower’s ownership of the Property; and to

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the best of Obligors’ knowledge, no such use on any adjacent property occurred at any time prior to the date hereof;

(b)           To the best of Obligors’ knowledge, there is no Hazardous Material (except in commercially reasonable amounts and related to Borrower’s operation and renovation of the Property), storage tank (or similar vessel) whether underground or otherwise, sump or well currently on the Property;

(c)           Obligors have received no notice and have no knowledge of any Environmental Claim or any completed, pending or proposed or threatened investigation or inquiry concerning the presence or release of any Hazardous Material on the Property or any adjacent property or concerning whether any condition, use or activity on the Property or any adjacent property is in violation of any Environmental Requirement;

(d)           To the best of Obligors’ knowledge, the present conditions, uses and activities of and on the Property do not violate any Environmental Requirement and the use of the Property which Borrower (and each tenant and subtenant, if any) makes and intends to make of the Property complies and will comply with all applicable Environmental Requirements;

(e)           The Property does not appear on and to the best of Obligors’ knowledge has never been on the National Priorities List, any federal or state “superfund” or “superlien” list, or any other list or database of properties maintained by any local, state or federal agency or department showing properties which are known to contain or which are suspected of containing a Hazardous Material;

(f)            Obligors have never applied for and been denied environmental impairment liability insurance coverage relating to the Property; and

(g)           No Obligor, and to Obligors’ knowledge no tenant or subtenant, has obtained or is required to obtain any permit or authorization to construct, occupy, operate, use or conduct any activity on any of the Property by reason of any Environmental Requirement.

3.             Violations.  Obligors will not cause, commit, knowingly permit or allow to continue any violation of any Environmental Requirement in respect of the Property (a) by any person or entity, including any Obligor, or (b) by or with respect to the Property or any use of or activity on the Property.  In addition, Obligors will not cause, permit or allow to continue the attachment of any environmental lien to the Property.  Obligors will not place, install, dispose of or release, or cause, permit, or allow the placing, installation, disposal, spilling, leaking, dumping or release of, any Hazardous Material or storage tank (or similar vessel) on the Property and will keep the Property free of Hazardous Material.  Notwithstanding the foregoing provisions of this Section 3, Obligors shall not be in Default under this Section 3 should Obligors store commercially reasonable quantities of substances on the Property which technically could be considered Hazardous Material; provided that such substances are of a type and are held only in a quantity normally used in connection with the construction, renovation, occupancy or operation of comparable buildings (including but not limited to, cleaning fluids and supplies normally used in the day-to-day operation of hotels), and such substances are being held, stored and used in

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complete and strict compliance with all applicable Environmental Requirements.  The indemnity in Section 6 of this Agreement shall always apply to such substances, and it shall be and continue to be the responsibility of Obligors to take all remedial actions required under and in accordance with Section 5 of this Agreement in the event of any unlawful release of any such substance.

4.             Notice to Administrative Agent.  Obligors shall promptly deliver to Administrative Agent a copy of each report pertaining to the Property or to any Obligor prepared by or on behalf of any Obligor pursuant to any Environmental Requirement.  Obligors shall immediately promptly advise Administrative Agent in writing of any Environmental Claim or of the discovery of any Hazardous Material on the Property as soon as any Obligor first obtains knowledge thereof, including a description of the nature and extent of the Environmental Claim and/or Hazardous Material and all relevant circumstances, to the extent such information is available at that time.  Obligor shall deliver, as reasonably practicable after the initial notice, a full and complete description of the nature and extent of the Environmental Claim and/or Hazardous Material and all relevant circumstances.

5.             Remedial Actions.

(a)           Except as permitted under Section 3 above, if any Hazardous Material is discovered on the Property at any time and regardless of the cause, Obligors shall promptly at Obligors’ sole risk and expense and solely under the names of Obligors or any of them:  (i) remove, treat, and dispose of the Hazardous Material in compliance with all applicable Environmental Requirements, or if such removal is prohibited by any Environmental Requirement, take whatever action as is required by any Environmental Requirement; and (ii) take such other action as is necessary to have the full use and benefit of the Property as contemplated by the Loan Documents.  Obligors at their sole expense shall provide Administrative Agent with reasonably satisfactory evidence of the actions taken as required in this clause (a).  Obligors shall provide to Administrative Agent within thirty (30) days of Administrative Agent’s request a bond, letter of credit or other financial assurance evidencing to Administrative Agent’s reasonable satisfaction that all necessary funds are readily available to pay the costs and expenses of the actions required by this clause (a) and to discharge any assessments or liens established against the Property as a result of the presence of the Hazardous Material on the Property.

(b)           All remedial actions shall be conducted (i) in a diligent and timely fashion by licensed contractors acting under the supervision of a consultant or consulting environmental engineer, and (ii) in accordance with all Environmental Requirements and all other applicable governmental requirements.  The selection of the contractors and consultant or consulting environmental engineer for the remedial actions, the contracts entered into with such parties, any disclosures to or agreements with any public or private agencies or parties relating to the remedial actions and any written plan for the remedial actions (and any changes thereto) shall each, at the option of Administrative Agent, be subject to the prior written approval of Administrative Agent, which approval shall not be unreasonably withheld or delayed.  Within fifteen (15) business days after completion of such remedial actions, Obligors shall obtain and deliver to Administrative Agent an Environmental Assessment of the Property made after such completion which shall confirm to Administrative Agent’s reasonable satisfaction that all

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required remedial action as stated above has been taken and successfully completed and that there is no evidence or suspicion of any contamination or risk of contamination on the Property or any adjacent property or of violation of any Environmental Requirement with respect to any such Hazardous Material.

(c)           After the occurrence and during the continuance of a Default, Administrative Agent may, but shall never be obligated to, remove or cause the removal of any Hazardous Material from the Property (or if removal is prohibited by any Environmental Requirement, take or cause the taking of such other action as is required by any Environmental Requirement) if Obligors fail to promptly commence such remedial actions following discovery and thereafter diligently prosecute the same to the reasonable satisfaction of Administrative Agent (without limitation of Administrative Agent’s rights to declare a Default under any of the Loan Documents and to exercise all rights and remedies available by reason thereof).  Administrative Agent and its designees are hereby granted access to the Property at any time or times, upon reasonable notice (which may be written or oral), and a license which is coupled with an interest and irrevocable, to remove or cause such removal or to take or cause the taking of any such other action.

6.             Indemnity.  Obligors hereby agree to protect, indemnify, defend and hold Indemnified Parties and each of them harmless from and against, and, if and to the extent paid, to reimburse them on demand for, any and all Environmental Damages.  WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PARTY WITH RESPECT TO ENVIRONMENTAL DAMAGES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF THE NEGLIGENCE OF SUCH (AND/OR ANY OTHER) INDEMNIFIED PARTY. HOWEVER, SUCH INDEMNITY SHALL NOT APPLY TO A PARTICULAR INDEMNIFIED PARTY TO THE EXTENT THAT THE SUBJECT OF THE INDEMNIFICATION IS CAUSED BY OR ARISES OUT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY INDEMNIFIED PARTY.  Upon demand by any Indemnified Party, Obligors shall diligently defend any Environmental Claim which affects the Property or which is made or commenced against such Indemnified Party, whether alone or together with Obligors or any other person, all at Obligors’ own cost and expense and by counsel to be approved by such Indemnified Party in the exercise of its reasonable judgment.  In the alternative, at any time any Indemnified Party may elect to conduct its own defense through counsel selected by such Indemnified Party and at the cost and expense of Obligors; provided that, unless conflicts between Indemnified Parties prevent their representation by a single counsel, Obligors shall not be required to pay for more than one counsel for such Indemnified Parties.

7.             Binding Obligations; Survival.  The representations, warranties, covenants and agreements in this Agreement shall be binding upon Obligors and their successors, assigns and legal representatives and shall inure to the benefit of Indemnified Parties and each of them; provided, however, that Obligors may not assign this Agreement, or assign or delegate any of their rights or obligations under this Agreement, without the prior written consent of Administrative Agent in each instance.  The representations, warranties, covenants and agreements in this Agreement shall not terminate on the Cut-Off Date or upon the release, foreclosure or other termination of the Deed of Trust, but will survive the Cut-Off Date, the

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payment in full of the indebtedness secured by the Deed of Trust, foreclosure of the Deed of Trust or conveyance in lieu of foreclosure, the release or termination of the Deed of Trust and any and all of the other Loan Documents, any investigation by or on behalf of any Indemnified Party, any proceeding under any Debtor Relief Law, and any other event whatsoever.  Without limiting the generality of the foregoing, the obligations of Obligors to indemnify Indemnified Parties under Section 6 after the Cut-Off Date shall be presumed, unless shown by a preponderance of evidence to the contrary.

8.             Environmental Assessments.  If any Indemnified Party shall ever have reason to believe that any Hazardous Material affects the Property, or if any Environmental Claim is made or threatened, or if a Default shall have occurred and be continuing, or upon the occurrence of the Cut-Off Date if requested by any Indemnified Party, Obligors shall at their expense provide to such Indemnified Party from time to time, in each case within thirty (30) days after request by such Indemnified Party, an Environmental Assessment made after the date of such request.  Obligors will cooperate with each consulting firm making any such Environmental Assessment and will supply to the consulting firm, from time to time and promptly on request, all information available to Obligors to facilitate the completion of the Environmental Assessment.  If Obligors fail to furnish any Indemnified Party within ten (10) business days after such Indemnified Party’s request with a copy of an agreement with an acceptable environmental consulting firm to provide such Environmental Assessment, or if Obligors fail to furnish to any Indemnified Party such Environmental Assessment within thirty (30) days after request by such Indemnified Party, the Indemnified Party may cause any such Environmental Assessment to be made at Obligors’ expense and risk.  Indemnified Parties and their designees are hereby granted access to the Property at any time or times, upon reasonable notice (which may be written or oral), and a license which is coupled with an interest and irrevocable, to make or cause to be made such Environmental Assessments.  All reasonable costs and expenses incurred by any Indemnified Party in connection with any Environmental Assessment conducted in accordance with this Section 8 shall be paid by Obligors.  Indemnified Parties shall be under no duty to make any Environmental Assessment of the Property, and in no event shall any such Environmental Assessment by any Indemnified Party be or give rise to a representation that any Hazardous Material is or is not present on the Property, or that there has been or shall be compliance with any Environmental Requirement, nor shall Obligors or any other person be entitled to rely on any Environmental Assessment made by or at the request of any Indemnified Party.  Indemnified Parties owe no duty of care to protect Obligors or any other person against, or to inform them of, any Hazardous Material or other adverse condition affecting the Property.

9.             Information.  The results of all investigations conducted and/or Environmental Assessments prepared by or for any Indemnified Party shall be and at all times remain the property of the Indemnified Party and under no circumstances shall any Indemnified Party have any obligation whatsoever to disclose or otherwise make available to Obligors or any other party such results or any other information obtained by any Indemnified Party in connection with such investigations and reports.  Notwithstanding the foregoing, Indemnified Parties hereby reserve the right, and Obligors hereby expressly authorize any Indemnified Party, to make available to any party (including any governmental agency or authority and any prospective bidder at any foreclosure sale of the Property) any and all Environmental Assessments that any Indemnified Party may have with respect to the Property.  Obligors consent to Indemnified Parties notifying

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any party (either as part of a notice of sale or otherwise) of the availability of any or all of the Environmental Assessments and the information contained therein.  Obligors acknowledge that Indemnified Parties cannot control or otherwise assure the truthfulness or accuracy of the Environmental Assessments, and further acknowledge that the release of the Environmental Assessments, or any information contained therein, to prospective bidders at any foreclosure sale of the Property may have a material and adverse effect upon the amount that a party may bid at such sale.  Obligors agree that Indemnified Parties shall have no liability whatsoever as a result of delivering any or all of the Environmental Assessments or any information contained therein to any third party, and Obligors hereby release and forever discharge Indemnified Parties from any and all claims, damages, or causes of action, arising out of, connected with or incidental to the Environmental Assessments or the delivery thereof.  Notwithstanding the foregoing, in the event any Indemnified Party brings any claim against Obligors as a result of an investigation or Environmental Assessment, such Indemnified Party shall provide Obligors with such investigation or Environmental Assessment in connection with the claim.

10.           Cross-Default with Loan Documents.  Any Default under this Agreement shall constitute a Default under the Loan Documents.  In addition, any Default under any of the Loan Documents shall constitute a Default hereunder.

11.           Payable on Demand; Remedies.  Any amounts to be paid under this Agreement by Obligors (or any of them) from time to time shall be payable by Obligors within ten (10) days after demand by Administrative Agent or any other Indemnified Party.  In addition to any other rights or remedies Administrative Agent may have under this Agreement, at law or in equity, upon the occurrence of a Default under this Agreement, Administrative Agent may do or cause to be done whatever is necessary to cause the Property to comply with all Environmental Requirements, and the cost thereof shall become immediately due and payable upon demand by Administrative Agent, and if not paid when due shall accrue interest at the Default Rate until paid.

12.           Cumulative Rights.  The liability of Obligors or any other person under this Agreement shall not be limited or impaired in any way by any provision in the Loan Documents or applicable law limiting Obligors’ or such other person’s liability or Administrative Agent’s recourse or rights to a deficiency judgment, or by any change, extension, release, inaccuracy, breach or failure to perform by any party under the Loan Documents, Obligors’ (and, if applicable, such other person’s) liability hereunder being direct and primary and not as a guarantor or surety.  Nothing in this Agreement or in any Loan Document shall limit or impair any rights or remedies of Administrative Agent, Trustee and/or any other Indemnified Party against any Obligor or any other person under any Environmental Requirement or otherwise at law or in equity, including any rights of contribution or indemnification.

13.           Consideration.  Obligors acknowledge that Administrative Agent and other Lenders have relied and will rely on the representations, warranties, covenants and agreements herein in closing and funding the Loan and that the execution and delivery of this Agreement is an essential condition but for which Administrative Agent and the other Lenders would not close or fund the Loan.

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14.           No Waiver.  No delay or omission by any Indemnified Party to exercise any right under this Agreement shall impair any such right nor shall it be construed to be a waiver thereof.  No waiver of any single breach or default under this Agreement shall be deemed a waiver of any other breach or default.  Any waiver, consent or approval under this Agreement must be in writing to be effective.

15.           Notices.  All notices, requests, consents, demands and other communications required or which any party desires to give hereunder shall be in writing and shall be deemed sufficiently given or furnished if delivered by personal delivery, by courier, or by registered or certified United States mail, postage prepaid, addressed to the party to whom directed at the addresses specified at the end of this Agreement (unless changed by similar notice in writing given by the particular party whose address is to be changed) or by electronic mail or facsimile.  Any such notice or communication shall be deemed to have been given either at the time of personal delivery or, in the case of courier or mail, as of the date of first attempted delivery at the address and in the manner provided herein, or, in the case of electronic mail or facsimile, upon receipt; provided, that service of a notice required by any applicable statute shall be considered complete when the requirements of that statute are met.  Notwithstanding the foregoing, no notice of change of address shall be effective except upon actual receipt.  This Section 15 shall not be construed in any way to affect or impair any waiver of notice or demand provided in any Loan Document or to require giving of notice or demand to or upon any person in any situation or for any reason.

16.           Invalid Provisions.  A determination that any provision of this Agreement is unenforceable or invalid shall not affect the enforceability or validity of any other provision and a determination that the application of any provision of this Agreement to any person or circumstance is illegal or unenforceable shall not affect the enforceability or validity of such provision as it may apply to other persons or circumstances.

17.           Construction.  Whenever in this Agreement the singular number is used, the same shall include plural where appropriate, and vice versa; and words of any gender in this Agreement shall include each other gender where appropriate.  The headings in this Agreement are for convenience only and shall be disregarded in the interpretation hereof.  Reference to “person” or “entity” means firms, associations, partnerships, joint ventures, trusts, limited liability companies, corporations and other legal entities, including public or governmental bodies, agencies or instrumentalities, as well as natural persons.  The words “include” and “including” shall be interpreted as if followed by the words “without limitation.”

18.           Joint and Several Liability and Waivers by Obligors.

(a)           Each Obligor agrees that it is jointly and severally liable to Indemnified Parties for the payment of all obligations arising under this Agreement, and that such liability is independent of the obligations of the other Obligors.  Any Indemnified Party may bring an action against any Obligor, whether or not any action is brought against the other Obligors.

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(b)           Each Obligor agrees that any release which may be given by any Indemnified Party to the other Obligors will not release such Obligor from its obligations under this Agreement.

(c)           Each Obligor waives any right to assert against any Indemnified Party any defense, setoff, counterclaim, or claims which such Obligor may have against the other Obligors or any other party liable to Indemnified Parties or any of them for the obligations of Obligors under this Agreement.

(d)           Each Obligor agrees that it is solely responsible for keeping itself informed as to the financial condition of the other Obligors and of all circumstances which bear upon the risk of nonpayment. Each Obligor waives any right it may have to require Indemnified Parties to disclose to such Obligor any information which Indemnified Parties or any of them may now or hereafter acquire concerning the financial condition of the other Obligors.

(e)           Each Obligor waives all rights to notices of acceptance of this Agreement and further waives all rights to notices of default or nonperformance by any other Obligor under this Agreement.

(f)            Until such time as (i) the indebtedness and obligations secured by the Deed of Trust have been paid and performed in full and the Deed of Trust has been released and (i) no claims have been made that are covered under this Agreement, each Obligor waives any right of subrogation, reimbursement, indemnification and contribution (contractual, statutory or otherwise), including any claim or right of subrogation under any Debtor Relief Law, which such Obligor may now or hereafter have against any other Obligor or any other person with respect to the obligations incurred under this Agreement.  Each Obligor waives any right to enforce any remedy that any Indemnified Party now has or may hereafter have against any other Obligor.

(g)           No provision or waiver in this Agreement shall be construed as limiting the generality of any other provision or waiver contained in this Agreement.  All of the waivers contained herein are irrevocable and unconditional and are intentionally and freely made by each Obligor.

(h)           Subject to Section 18(f) above, each Obligor hereby severally, absolutely, unconditionally, knowingly, and expressly waives: (i) any right of subrogation such Obligor has or may have as against Borrower with respect to the obligations arising hereunder; (ii) any right to proceed against Borrower or any other person or entity, now or hereafter, for contribution, indemnity, reimbursement, or any other suretyship rights and claims, whether direct or indirect, liquidated or contingent, whether arising under express or implied contract or by operation of law, which Obligor may now or hereafter have as against Borrower with respect to the obligations arising hereunder; and (iii) any right to proceed or seek recourse against or with respect to any property or asset of Borrower.

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19.           Applicable Law.  The laws of the State of Missouri and applicable United States federal law shall govern the rights and duties of the parties hereto and the validity, enforcement and interpretation hereof.

20.           Forum.  This Agreement is performable in St. Louis, Missouri. Each Obligor hereby irrevocably submits generally and unconditionally for itself and in respect of its property to the jurisdiction of any state court or any United States federal court sitting in the State of Texas and to the jurisdiction of any state court or any United States federal court sitting in the state in which any of the Property is located, over any suit, action or proceeding arising out of or relating to this Agreement.  Each Obligor hereby irrevocably waives, to the fullest extent permitted by law, any objection that such Obligor may now or hereafter have to the laying of venue in any such court and any claim that any such court is an inconvenient forum.  Each Obligor hereby agrees and consents that, in addition to any methods of service or process provided for under applicable law, all service of process in any such suit, action or proceeding in any state court or any United States federal court sitting in the state specified above, may be made by certified or registered mail, return receipt requested, directed to such Obligor at its address for notice stated below, or at a subsequent address of which Administrative Agent received actual notice from such Obligor in accordance with the Loan Documents, and service so made shall be complete five (5) days after the same shall have been so mailed.  Nothing herein shall affect the right of any Indemnified Party to serve process in any manner permitted by law or limit the right of such Indemnified Party to bring proceedings against any Obligor in any other court or jurisdiction.

21.           Administrative Agent Assigns; Disclosure of Information.  Administrative Agent may, at any time, sell, transfer, or assign the Loan and any and all servicing rights with respect thereto, or grant participations therein or issue mortgage pass-through certificates or other securities evidencing a beneficial interest in a rated or unrated public offering or private placement, in each case, in accordance with the Loan Agreement.  In the event of any such sale, transfer or assignment of the Loan or any part thereof, the rights and benefits under this Agreement may be transferred therewith to the extent applicable to the Loan or part thereof being sold, transferred or assigned.  Obligors waive notice of any sale, transfer or assignment of the Loan or any part thereof, and agree that failure to give notice of any such sale, transfer or assignment will not affect the liabilities of Obligors hereunder.  Administrative Agent is hereby authorized to disseminate any information it now has or hereafter obtains pertaining to the Property or this Agreement, including credit and/or other information on Obligors and/or any party liable, directly or indirectly, for any part of the obligations under this Agreement, in accordance with Section 6.6 of the Loan Agreement and to any actual or prospective assignee or participant with respect to the Loan, to any of Administrative Agent’s affiliates, including Banc of America Securities LLC, to any regulatory body having jurisdiction over Administrative Agent, and to any other parties as necessary or appropriate in Administrative Agent’s reasonable judgment.

22.           Execution; Modification.  This Agreement may be executed in any number of identical counterparts, each of which shall be deemed an original for all purposes and all of which constitute, collectively, one agreement.  This Agreement may be amended only by an

ENVIRONMENTAL INDEMNITY AGREEMENT – Page 12

instrument in writing intended for that purpose executed jointly by an authorized representative of each party hereto.

23.           WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, OBLIGORS AND ADMINISTRATIVE AGENT HEREBY WAIVE TRIAL BY JURY IN RESPECT OF ANY “CLAIM” AS DEFINED IN SECTION 1.  THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY OBLIGORS AND ADMINISTRATIVE AGENT.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT.  OBLIGORS AND ADMINISTRATIVE AGENT ARE EACH HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION 23 IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER OF JURY TRIAL.  EACH OBLIGOR FURTHER REPRESENTS AND WARRANTS THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED BY INDEPENDENT LEGAL COUNSEL SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

THIS AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

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ENVIRONMENTAL INDEMNITY AGREEMENT – Page 13

EXECUTED and DELIVERED as of the date first set forth above.

BORROWER:

THE PRIVATE RESIDENCES, LLC,
a Delaware limited liability company

By:	Behringer Harvard Private Residences, Inc.,
a Delaware corporation, its authorized member

By:	/s/ Gerald J. Reihsen, III
Gerald J. Reihsen, III
Executive Vice President - Corporate
Development & Legal and Secretary

GUARANTOR:

BEHRINGER HARVARD OPPORTUNITY REIT I, INC.,
a Maryland corporation

By:	/s/ Gerald J. Reihsen, III
Name:	Gerald J. Reihsen, III
Title:	Executive Vice President – Corporate
Development & Legal and Secretary

ENVIRONMENTAL INDEMNITY AGREEMENT –  Signature Page

EXHIBIT A

LEGAL DESCRIPTION

Land situated in the City of St. Louis, and State of Missouri, to wit:

Parcel 1 (Fee Simple):

Units 8, 10, 11, 12, 13, 14 and 15 of Park Plaza Master Condominium, a Condominium in City Block 3882, according to the plat thereof recorded in Book 12082006 page 0379, including an un-divided interest in the common elements thereto belonging, all according to and more particularly described in the Master Declaration of Condominium Park Plaza Master Condominium dated December 1, 2006 and recorded December 8, 2006 in Book 12082006 page 0378 of the St. Louis County Records.

Parcel 2 (Easement):

Sub-surface easement more particularly described as follows: A portion of the public street rights-of-way known as Kingshighway Boulevard, 100 feet wide, and Maryland Plaza, 80 feet wide, adjacent to Block 3882 of the City of St. Louis, Missouri, lying between horizontal planes at elevation 72.35 and 82.20 above 0.00 on the St. Louis City Datum and bounded by vertical planes described as follows: Commencing at the intersection of the Northern line of Lindell Boulevard, 100 feet wide, with the Eastern line of Kingshighway Boulevard, 100 feet wide; thence along said Eastern line of Kingshighway Boulevard, North 6 degrees 21 minutes 40 seconds West, 233.89 feet to the point of beginning of the herein described tract of land; thence leaving said Eastern street line, and running South 85 degrees 17 minutes 58 seconds West, 17.01 feet to a point; thence along a line parallel with the Eastern line of Kingshighway Boulevard, North 6 degrees 21 minutes 40 seconds West, 202.48 feet to a point; thence North 36 degrees 10 minutes 13 seconds East, 34.20 feet to a point; thence along a line parallel with the Southern line of Maryland Plaza, South 88 degrees 57 minutes 40 seconds East, 107.00 feet to a point; thence North 86 degrees 28 minutes 40 seconds East, 25.15 feet to a point; thence along a line parallel with the Southern line of Maryland Plaza, South 88 degrees 57 minutes 40 seconds East, 61.50 feet to a point; thence south 6 degrees 21 minutes 40 seconds East, 14.12 feet to a point on the Southern line of Maryland Plaza at the Northeast corner of property conveyed to Singleton by Deed recorded in Book 4189 page 404 of the St. Louis City records; thence along the Southern line of Maryland Plaza, North 88 degrees 57 minutes 40 seconds West, 200.00 feet to its intersection with the Eastern line of Kingshighway Boulevard, as aforementioned; thence along said Eastern street line, South 6 degrees 21 minutes 40 seconds East, 216.87 feet to the point of beginning.

Parcel 3 (Easement):

Easement for the purpose of vehicular and pedestrian access, ingress and egress, according to Easement Agreement and Parking Space Lease dated July 31, 1998, by and between

ENVIRONMENTAL INDEMNITY AGREEMENT – Exhibit “A”

W.S. Stallings Corporation, and Kingsdell L.P., recorded October 22, 1998 in Book 1444M page 1253 over the area described therein as follows:

A tract of land in Block 3882 of the City of St. Louis, Missouri, and described as follows:  Beginning at a point in the South line of Maryland Avenue distant 200 feet 0 inches East of the intersection of said South line with the East line of Kingshighway Boulevard; thence Southwardly parallel with Kingshighway Boulevard along the East line of property conveyed to Marvin E. Singleton by deed recorded in Book 4189 page 404, 94 feet 9-1/2 inches to a point distant 94 feet 0 inches South of the South line of Maryland Avenue; thence Eastwardly parallel with Maryland Avenue and along the North line of property conveyed to Harvey Imbolden by deed recorded in Book 6227 page 294, 62 feet 0-3/8 inches to a point; thence Northwardly perpendicular with Maryland Avenue, 39 feet 0 inches to a point; thence Westwardly parallel with Maryland Avenue, 25 feet 6 inches to a point; thence Northwardly perpendicular with Maryland Avenue, 55 feet 0 inches to a point in the South line of Maryland Avenue, 48 feet 9 inches to the point of beginning.

Parcel 4 (Easement):

Easements for the purpose of construction, use, maintenance, repair and reconstruction of driveways and ingress and egress created by instrument designated “Driveway Easement Agreement”, dated May 18, 1981 and recorded in Book 271M page 64 on May 31, 1981 over the following described property:

Easement “A”:

A tract of land being part of Block 3882 of the City of St. Louis, Missouri, and described as follows:  Beginning at a point on the West line of York Avenue, 40 feet wide, at the Northeast corner of property conveyed to “220 Television Inc.”, by deed recorded in Book 154M page 1091 of the St. Louis City records, said point being distant North 7 degrees 08 minutes 40 seconds West, 215.57 feet from the Northern line of Lindell Boulevard, 100 feet wide, as measured along the Western line of York Avenue; thence leaving said Western street line and running along the Northern line of “220 Television Inc.”, North 88 degrees 57 minutes 40 seconds West, 88.41 feet to a point, said point being on the direct Southward prolongation of the Eastern wall of a Concrete Parking Garage; thence leaving said point and running along said prolongation, North 1 degree 06 minutes 00 seconds East, 20.00 feet to a point; thence leaving said point and running South 88 degrees 57 minutes 40 seconds East, 85.51 feet to a point on the Western line of York Avenue, as aforementioned; thence along said Western street line South 7 degrees 08 minutes 40 seconds East, 20.21 feet to the point of beginning.

Easement “B”:

A tract of land being part of Block 3882 of the City of St. Louis, Missouri, and described as follows:  Commencing at a point on the Western line of York Avenue, 40 feet wide, at the Southeast corner of property conveyed to H & M Koplar by deed recorded in Book 207M page

ENVIRONMENTAL INDEMNITY AGREEMENT – Exhibit “A”

206 of the St. Louis City records, said point being distant South 7 degrees 08 minutes 40 seconds East, 94.97 feet from the Southern line of Maryland Plaza, 80 feet wide, as measured along the Western line of York Avenue; thence along said Western street line South 7 degrees 08 minutes 40 seconds East, 19.00 feet to the point of beginning of the herein described tract of land; thence continuing along said street line South 7 degrees 08 minutes 40 seconds East, 34.00 feet to a point; thence leaving said Western street line and running North 75 degrees 38 minutes 39 seconds West, 8.51 feet and North 84 degrees 43 minutes 40 seconds West 67.74 feet to a point on the Eastern wall of a concrete parking garage; thence along said Eastern wall North 1 degree 06 minutes 00 seconds East, 20.50 feet to a point; thence leaving said point and running North 89 degrees 06 minutes 58 seconds East, 59.61 feet and North 70 degrees 50 minutes 17 seconds East, 12.14 feet to the point of beginning.

Parcel 5 (Easement):

Easement for the purpose of construction use, storage, maintenance, demolition, repair and reconstruction of a basement, including access thereto, created by instrument designated “Basement Easement Agreement”, dated May 18, 1981 and recorded in Book 271M page 84 on May 21, 1981 over the following described property;

A tract of land being part of Block 3882 of the City of St. Louis, Missouri, and described as follows: Commencing at a point on the Northern line of Lindell Boulevard, 100 feet wide, at the Southwest corner of property conveyed to “220 Television Inc.”, by deed recorded in Book 154M page 1091 of the St. Louis City records; thence along the Northern line of Lindell Boulevard South 89 degrees 00 minutes 00 seconds East, 5.92 feet to a point; thence leaving said street line and running North 1 degrees 02 minutes 17 seconds East, 24.71 feet to the point of beginning of the herein described tract of land; thence continuing along the last mentioned line, North 1 degree 02 minutes 17 seconds East, 86.65 feet to its intersection with the Southern wall of a two story brick and concrete block building; thence along the wall of said building the following bearing and distances: North 88 degrees 53 minutes 07 seconds West, 1.20 feet; North 0 degrees 55 minutes 46 seconds East, 1.36 feet; South 88 degrees 53 minutes 07 seconds East, 1.20 feet; North 0 degrees 55 minutes 46 seconds East, 50.77 feet and North 88 degrees 53 minutes 01 seconds West, 9.04 feet to its intersection with the Eastern wall of a one story brick and concrete block building; thence along the wall line of said one story and said two story buildings North 1 degree 06 minutes 59 seconds East, 24.32 feet to the Northeast corner of said one story building; thence leaving said point and running the following bearings and distances; South 88 degrees 52 minutes 34 seconds East, 8.51 feet; South 1 degree 06 minutes 59 seconds West, 12.67 feet; South 88 degrees 53 minutes 01 seconds East, 8.93 feet and South 1 degree 12 minutes 50 seconds West, 57.77 feet to the Northwest corner of an eight story brick building; thence along the Western wall of said building and the following bearings and distances: South 1 degree 23 minutes 44 seconds East, 78.19 feet; South 88 degrees 36 minutes 16 seconds West, 0.27 feet and South 1 degree 23 minutes 44 seconds East, 14.46 feet to the Southwest corner thereof; thence leaving said point and running North 89 degrees 17 minutes 57 seconds West, 11.81 feet to the point of beginning.

ENVIRONMENTAL INDEMNITY AGREEMENT – Exhibit “A”

Parcel 6 (Easement):

Easements for ingress, egress, and placement of mechanical systems and storage units, created by the Reciprocal Easement Agreement executed by and between Chase Park Plaza Hotel, LLC and The Private Residences, LLC, dated December 1, 2006 and recorded December 8, 2006 in Book 12082006 page 0382 and re-recorded December 13, 2006 in Book 12132006, Page 0266.

ENVIRONMENTAL INDEMNITY AGREEMENT – Exhibit “A”